Exhibit 5
                            Bingham, Dana & Gould LLP
                               150 Federal Street
                                Boston, MA 02110
                                Tel: 617-951-8000
                                Fax: 617-951-8736


                                  June 28, 1996


Chemfab Corporation
701 Daniel Webster Highway
Merrimack, New Hampshire  03054

Dear Sirs/Mesdames:

     We have acted as counsel for Chemfab Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission (the "Commission") on June 28, 1996 (the "Registration Statement").

     The Registration Statement covers (i) the registration of an additional 750,000 shares (the "New Shares") of common stock, $.10 par value per share ("Common Stock"), of the Company which are to be issued by the Company upon exercise of employee stock options granted or to be granted pursuant to the Company's 1991 Amended and Restated Stock Option Plan (the "1991 Plan"),
and pursuant to the terms of applicable stock option agreements ("Option Agreements"), and (ii) the registration of the New Shares for resale by certain stockholders of the Company. The Registration Statement also registers for resale an additional 520,875 shares (the "Old Shares," and together with the New Shares, the "Shares") of Common Stock of the Company issued or subject to issuance upon exercise of options granted under the 1991 Plan and pursuant to the terms of Option Agreements, the initial offer by the Company of such Old Shares being covered by a Registration Statement on Form S-8 (file no. 33-61946), filed with the Commission on April 30, 1993.

     We have reviewed the corporate proceedings of the Company with respect to the authorization of the 1991 Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

     Based upon and subject to the foregoing, we are of the opinion that:

1.   The Shares have been duly authorized; and

2. The Shares, when (or, in the case of certain Old Shares, if) issued and delivered against the exercise of options granted pursuant to the Plan and the payment of the exercise price therefore as provided in the applicable Option Agreements, will be (or, in the case of certain Old Shares, have been) validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement.

                         Very truly yours,



                         /s/ BINGHAM, DANA & GOULD LLP